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                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                 TELEPHONE 415-493-9300 FACSIMILE 415-493-6811

                               December 28, 1995

                                                                    EXHIBIT 8.01

Seagate Technology, Inc.
920 Disc Drive
Scotts Valley, CA 95066-4544

Ladies and Gentlemen:

    We have acted as counsel for Seagate Technology, Inc., a Delaware corporation ("Seagate") in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization dated as of October 3, 1995 (the "Merger Agreement") among Seagate, Athena Acquisition Corporation, a Delaware corporation which is a newly formed and wholly-owned subsidiary of Seagate ("Merger Sub"), and Conner Peripherals, Inc., a Delaware corporation ("Conner"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Conner (the "Merger"), and Conner will become a wholly-owned subsidiary of Seagate. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed by Seagate and Conner with the Securities and Exchange Commission (which contains a joint proxy statement/ prospectus) (the "Registration Statement"), the Merger Agreement (including Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of Seagate and Conner respectively (the "Officers' Certificates").

    In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

    2. Any statement made in any of the documents referred to herein," to the best of the knowledge" of any person or party is correct without such qualification;

    3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations; and

    4. The Merger will be reported by Seagate and Conner on their respective federal income tax returns in a manner consistent with the opinion set forth below.

    Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of
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Seagate Technology, Inc.
December 28, 1995
Page 2
any of the provisions thereof) and the statements set forth in the Officers' Certificates are true and correct as of the date hereof, on the Effective Date of the Registration Statement and at the Effective Time, then:

        (a) For federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and

        (b) The discussion entitled "Certain Federal Income Tax Consequences" in the Prospectus constituting a part of the Registration Statement insofar as it relates to the statements of law or legal conclusions is correct in all material respects.

    This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

    This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). Furthermore, this opinion relates only to the holders of Conner stock who hold such stock as a capital asset. No opinion is expressed as to the Federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax banks, tax-exempt organizations, non-United States persons, and stockholders who acquired their shares of Conner stock pursuant to the exercise of options or otherwise as compensation).

    No  opinion is  expressed as  to any  transaction other  than the  Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    This opinion has been delivered to you for the purposes of being included as an exhibit to the Registration Statement and satisfying the requirements of
Section 6.1(f) of the Merger Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Matters" in the Registration Statement.

                                          Very truly yours,

                                          /s/ WILSON SONSINI GOODRICH & ROSATI
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                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation